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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Reponses)
================================================================================
1. Name and Address of Reporting Person*

Klutts                     Joe                    R.
--------------------------------------------------------------------------------
(Last)                  (First)                 (Middle)

625 E. Kaliste Saloom Road
--------------------------------------------------------------------------------
                                    (Street)

Lafayette                             LA                 70508
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

Stone Energy Corporation (SGY)

================================================================================
3. I.R.S Identification Number of Reporting Person, if an entity (Voluntary)

###-##-####
================================================================================
4. Statement for Month/Year

September 16, 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X]   Director                             [ ]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)


================================================================================
7. Individual or Joint/Group Reporting (Check applicable line)

   [X] Form Filed by One Reporting Person
   [ ] Form Filed by More than One Reporting Person


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     409,370        D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          09/16/02       S              600          D      $33.3967   4,600        I         Klutts
                                                                                                                          Family
                                                                                                                          Foundation
------------------------------------------------------------------------------------------------------------------------------------






            POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                     Page 1 of 2
                                                                          (Over)
                                                                SEC 1472 (02-02)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)      4)
------------------------------------------------------------------------------------------------------------------------------------
Nonemployee
Directors' Option                                                     05/16
(Right to Buy)      $42.96                                   (1)      2007    Common Stock   5,000        5,000      D
------------------------------------------------------------------------------------------------------------------------------------
Nonemployee
Directors' Option                                                     05/17
(Right to Buy)      $54.375                                  (1)      2006    Common Stock   5,000        5,000      D
------------------------------------------------------------------------------------------------------------------------------------
Nonemployee
Directors' Option                                                     05/18
(Right to Buy)      $58.15625                                (1)      2005    Common Stock   5,000        5,000      D
------------------------------------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) Option to buy exercisable in annual increments of one-third beginning on the first anniversary of the date of grant.




     /s/Joe R. Klutts                              September 16, 2002
   ------------------------------------            -------------------------
   **Signature of Reporting Person                 Date
     Name:  Joe R. Klutts


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.



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